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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 2, 2015

AFFINITY GAMING

(Exact name of registrant as specified in its charter)

Nevada	000-54085	02-0815199
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3755 Breakthrough Way, Suite 300, Las Vegas, Nevada	89135
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 741-2400

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 2, 2015, Affinity Gaming (the “Company”) announced the appointment of Walter Bogumil as the Company’s Senior Vice President, Chief Financial Officer and Treasurer-designee, effective March 19, 2015.  Mr. Bogumil will succeed in the position of Senior Vice President, Chief Financial Officer and Treasurer on April 1, 2015, following the previously announced resignation of Donna Lehmann effective March 31, 2015.

Mr. Bogumil previously served at Penn National Gaming in various capacities since April 2002, most recently as Vice President of Financial Analysis.  Prior to that, he served as a Business Manager at Microsoft, from 2000 through 2002, as a Finance Manager for Sun International Resorts from 1998 through 2000, and as a Financial Analyst for Walt Disney World from 1996 through 1998.  Mr. Bogumil earned his MBA from the Crummer Graduate School of Business at Rollins College and a B.S. in Finance from the University of Central Florida. He is 43.

Under the terms of the Company’s employment agreement with Mr. Bogumil, he is entitled to receive an annual base salary of $350,000, subject to periodic adjustment at the Company’s discretion. Mr. Bogumil will also be eligible to receive an annual performance-based bonus, the amount of which, if any, will be based on the achievement of certain collective and individual goals established by the Company’s Board of Directors (the “Board”), with a target bonus of 50% of his base salary for achieving 100% of the goals set for that calendar year.  He will also be entitled to reimbursement for all reasonable business expenses, to participate in those employee benefit plans that the Company makes generally available to similarly situated employees, provided that he otherwise meets the eligibility requirements of those plans, and to an additional $40,000 to compensate him for the relocation of his residence to Las Vegas, Nevada (which amount must be repaid upon request if he terminates his employment prior to March 19, 2016).

Pursuant to his agreement, Mr. Bogumil is entitled to receive equity-based awards under the Company’s long term incentive plan, including an initial award of 20,000 restricted shares of the Company’s common stock, to vest ratably in thirds on March 31, 2016, 2017 and 2018, as well as an initial option to purchase 20,000 shares of the Company’s common stock, to vest upon the Company’s receiving $72.5 million of earnings before income tax, depreciation and amortization, as may be reasonably adjusted to account for any acquisitions or dispositions made by the Company.  In addition, Mr. Bogumil will be eligible to receive an annual award, to be made in the first quarter of each calendar year 2015 through 2019, of options to purchase 30,000 shares of the Company’s common stock, 15,000 of which will vest ratably in thirds on March 31 of each of the three consecutive calendar years following the date of the respective award, and 15,000 of which will vest ratably and conditionally in thirds by no later than March 31 of each of the three consecutive calendar years following the date of the respective award, with the actual date of vesting, the applicable performance conditions and Mr. Bogumil’s satisfaction of such conditions determined by the Compensation Committee of the Board, in its sole discretion.

In the event that the Company terminates Mr. Bogumil’s employment without cause, subject to his execution of a release of claims, he shall be entitled to receive (i) continued payment of his base salary for one year (for termination within the first three years of his employment), nine months (for termination in the fourth or fifth year of his employment) or six months (for termination in or after his sixth year of employment), (ii) continued participation in the Company’s group medical plan until the earlier to occur of his no longer being eligible to receive the foregoing salary continuation or the date on which he becomes eligible for coverage by another entity, and (iii) full acceleration of any unvested restricted shares or stock options subject only to time-based (and not performance-based) vesting.

Mr. Bogumil has also agreed to standard provisions concerning non-disclosure and use of confidential and proprietary information, assignment of intellectual property rights, non-solicitation of the Company’s service providers, non-competition and non-disparagement.

No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Mr. Bogumil, on the one hand, and any of the Company’s directors or executive officers, on the other hand.

A copy of the Company’s press release announcing the appointment of Mr. Bogumil is furnished as Exhibit 99.1 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)              Exhibits.

Exhibit No.	Description

99.1	Press release issued on March 2, 2015, by Affinity Gaming.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFFINITY GAMING

Dated: March 2, 2015	By:	/s/ Marc H. Rubinstein

Marc H. Rubinstein

Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release issued on March 2, 2015, by Affinity Gaming.